EXHIBIT 99.1


FOR IMMEDIATE RELEASE

MaxWorldwide, Inc. Responds to Newcastle Partners, L.P.

New York, NY. Sept.25, 2002

The following letter was sent today by MaxWorldwide, Inc. (MAXW.PK) to Newcastle Partners, L.P.:

September 25, 2002


VIA FACSIMILE AND OVERNIGHT COURIER

Mark E. Schwarz
Newcastle Partners, L.P.
200 Crescent Court, Suite 670
Dallas, Texas  75201

        Re:    September 18, 2002 and September 25, 2002 Letters
               -------------------------------------------------

Dear Mr. Schwarz:

        We are in receipt of your letter dated September 18, 2002, setting forth Newcastle Partners, L.P.'s proposal to acquire all outstanding stock of MaxWorldwide, Inc. (the "Company") for $0.75 per share in cash. We have also received your letter of today.

        Notwithstanding the allegations made in those letters, please rest assured that the Company's board of directors is carefully reviewing your conditional offer in consultation with its advisors, in accordance with its fiduciary obligations. The board intends to continue its deliberations to ensure that it takes appropriate action in the best interests of the Company's stockholders. An announcement of the board's position and response, if any, will be made in due course after it has completed these deliberations.

        In response to your information request, we direct you to the Company's press releases and public filings. Thank you for your interest in the Company. If you have any further questions, please do not hesitate to contact me.

Sincerely,

MaxWorldwide, Inc.


By:  /s/ Mitchell Cannold
     -----------------------------------------
         Mitchell Cannold
         Chief Executive Officer and President

About MaxWorldwide

MaxWorldwide is the leading independent company in online advertising sales and representation and is a leader in traditional direct marketing. MaxWorldwide consists of three divisions - MaxOnline, MaxDirect, and MaxCreative.

MaxOnline's advertising solutions include media sales across a portfolio of top brand web sites and targeted channels, strategic marketing and creative services and specializes in online direct marketing which includes email and opt-in list management. MaxDirect partners with offline direct marketing companies and provides innovative list management, alternative media services, and superior data analytics. MaxCreative is MaxWorldwide's in-house design group that has a diverse background in online and offline creative development.

Headquartered in New York City, MaxWorldwide has additional offices in Valhalla, NY, Miami, Detroit, Chicago, Plymouth, MN, Los Angeles, San Francisco, and Seattle. For more information please visit our web site: www.maxworldwide.com.


Safe Harbor Statement

This press release includes forward-looking statements concerning MaxWorldwide that involve risks, uncertainties and assumptions about MaxWorldwide. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. The results or events predicted in these statements may vary materially from actual future events or results. MaxWorldwide does not assume any obligation, nor does MaxWorldwide intend, to update any of these forward-looking statements.

Contact:
Suzanne Gibbons-Neff
(203) 656-0833
suzanne@maxworldwide.com